The Allied Defense Group, Inc.

For More Information, Contact:
Maria Walker
Investor Relations
703-847-5268

THE ALLIED DEFENSE GROUP MOVES TRADING OF STOCK TO OTCQB MARKET PLACE

VIENNA, Virginia, September 20, 2010 – The Allied Defense Group, Inc. (OTCQB: ADGI) today announced that trading of shares of the Company’s common stock will be transferred from the NYSE Amex to the OTCQB™ Marketplace effective Monday, September 20, 2010. Investors in the Company can trade the stock easily in this marketplace, where ADG’s symbol will now be ADGI.  The OTCQB market tier was recently introduced to better distinguish OTC securities that are registered and fully reporting with the Securities and Exchange Commission (SEC) or a banking or insurance regulator. Investors can now view real time stock quotes for ADGI at http://www.otcmarkets.com.

On September 2, 2010, The Allied Defense Group, Inc. (the “Company”) received a staff determination letter (the “Staff Determination”) from NYSE Amex LLC (the “Exchange”) indicating that the Company no longer complies with the requirements for continued listing set forth in NYSE Amex LLC Company Guide Section 1003(c)(i) as a result of the sale of substantially all of the Company’s assets as previously reported by the Company on a Form 8-K filed on September 2, 2010, and that shares of the Company’s common stock are, therefore, subject to being delisted from the Exchange. In light of the benefits associated with moving to the OTCQB, the Company has elected not to appeal this decision.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies from the stockholders of ADG in connection with the proposed dissolution of ADG. ADG has filed a definitive proxy statement and relevant documents concerning the proposed dissolution. The proxy statement was mailed on or about July 28, 2010 to the stockholders of record as of July 26, 2010. A supplement to the proxy statement describing developments relating to the dissolution proposal was mailed to the same stockholders of record on or about August 26, 2010. Investors and security holders of ADG are urged to read the proxy statement, the proxy statement supplement and any other relevant documents filed with the SEC because they contain important information about ADG and the proposed dissolution. The proxy statement and any other documents filed by ADG with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ADG by contacting Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Investors and security holders are urged to read the proxy statement, the proxy statement supplement and the other relevant materials before making any voting or investment decision with respect to the proposed asset sale.

Safe Harbor for Forward-Looking Statements

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by ADG with the SEC.